EXHIBIT 10.03

                       EMPLOYMENT AGREEMENT FOR
                           J. RANDALL OWEN

                          EMPLOYMENT AGREEMENT

     This Agreement made effective as of the 25th day of August, 1997, between Hart Scientific, Inc. of American Fork, Utah (hereinafter referred to as the ("Hart") and J. Randall Owen, (hereinafter referred to as the "Randy").

                             W I T N E S E T H:

     In consideration of the mutual covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Hart and Randy agree as follows:

     1.  Employment.
         ----------
Hart hereby employs Randy, and Randy hereby accepts such employment, to perform the Services (as hereinafter defined).

     2.  Term of Employment:
         ------------------

         (a) The Initial Term of this Agreement shall begin on the date first above written, and shall end two years thereafter. This Agreement may be renewed, if mutually agreed upon by both parties, for three successive one year periods.

         (b) Hart may terminate this Agreement at any time for Cause (as hereinafter defined) with sixty days written notice. Randy may terminate this Agreement at any time after two years by delivering written notice of such termination to Hart 180 days prior to such termination.

         (c) If Randy terminates this Agreement pursuant to paragraph (b) of this Section, Hart may, at its sole option and discretion waive the 180 day notice period required in Section 2(b) above and allow Randy to terminate this employment with a notice period less than 180 days. Randy shall provide the

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Services required under Section 3 during each notice period for the compensation provided in Section 4, during which time the provision of this Agreement shall remain in full force and effect.

         (d) Should Hart terminate this Agreement for one or more of the following reasons, such termination shall be deemed for purposes of this Agreement to be "With Cause":

              (i) embezzlement or conversion by Randy of significant assets of Hart.

              (ii) indictment or conviction of Randy of any felony or any misdemeanor involving a crime of moral turpitude the result of which causes substantial embarrassment or hindrance to Hart.

              (iii) violation of any term of this Agreement, including, but not limited to, violation of the trade secrets provisions contained in Section
(6) of this Agreement.

     3.  Services.
         --------
Randy, as President of Hart Scientific, shall devote essentially his full time, attention, and energies to the affairs of Hart and shall perform such duties as may be assigned to him, from time to time, by the Board of Directors. All duties set out in this Section 3 shall be known as "Services" for purposes of this Agreement. Hart shall have the power to determine not only the specific duties which shall be performed by Randy, but also the power to determine, within reason, the means and the manner by which those duties shall be performed.

     4.  Compensation:
         ------------
For all Services rendered by Randy under this Agreement, base compensation shall be paid to Randy as follows:

                   (1) Randy shall be paid a minimum salary of $226,000 per year, payable in equal installments not less than monthly. Hart shall deduct and withhold all necessary Social Security and withholding taxes and any other similar sums required by law from Randy's salary. However, during the term of this Agreement if Hart has a year in which it does not earn a profit, the Board can reduce Randy's salary by no more than $50,000 annually, and the Board shall fully restore Randy's salary when the company achieves a before tax profit equal to 3% of the gross revenue of Hart Scientific only. The Board of Directors can also set a higher salary for Randy without causing a change in the minimum.

                   (2) Hart will reimburse certain business expenses of Randy as the Board of Directors or Chief Executive Officer from time to time shall specify.

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                   (3) Randy shall be included in Hart's hospitalization plan and other benefit plans including profit sharing and incentive compensation.

                   (4) Hart shall pay premiums for up to $300,000 of life insurance on Randy each year provided such premiums do not cost more than $1000 per year. Randy must pay the annual premium and submit a receipt for reimbursement by the Hart. Failure to pay the annual premium on the part of Randy shall release Hart from any obligation to provide life insurance to him. In addition, Hart is not obligated to provide life insurance for Randy should he become uninsurable.

                   (5) Randy shall receive 5 weeks of vacation per year. Randy can transfer, or carry over one week of vacation, for a total of 6 weeks in any given year, from one year to the next. He shall not be entitled to be reimbursed for unused vacation.

                   (7) In the event Hart terminates this agreement for cause, Randy shall receive three months severance pay based on his base salary at the time of termination. If Randy terminates this Agreement for any reason, he is not entitled to any severance pay. If this Agreement is terminated by Hart anytime before the end of its term, severance is 50% of the base compensation left to be paid during its term.

                   (8) During the term of this Agreement if any member of Randy's immediate family needs major medical care due to accident, injury, or illness, Randy will be allowed to take up to 4 weeks off with pay in any given year. The Board can require Randy to provide reasonable details of the family medical problem he must attend to. Any time off beyond the 4 weeks specified herein must be approved by the Board on a case-by-case basis.

     5.  Best Efforts Of Randy:
         ---------------------
Randy agrees that he will at all times, faithfully, industriously, and to the best of his ability, experience, and talents perform all duties that may be required of and from him pursuant to the express and implicit terms hereof, to the reasonable satisfaction of Hart.

     6.  Trade Secrets:
         -------------

         (a) Randy recognizes that during his employment he will receive, develop, or otherwise acquire information which is of a secret or confidential nature. Except as authorized in writing by Hart, any information of Hart he obtained during the course of his employment relating to inventions, procedures, machinery, apparatus, ideas, technical data, marketing information, customer lists or other business or technical information which is of a secret or confidential nature, whether or not acquired or developed by Randy, he shall use his best efforts to keep confidential during the term of his employment and for ten years thereafter.

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         (b) Randy will communicate to Hart promptly and fully all
discoveries, improvements, and inventions (hereinafter called ("Inventions") made or conceived by Randy, either solely or jointly with others, during his employment and for six months thereafter, which are specifically related to actual or anticipated business, work, or investigations of Hart in the field of metrology and calibration science; and such Inventions, except as provided below, shall be and remain the sole and exclusive property of Hart or its nominees. Any product, substance or process for which a United States patent has been granted and which product, substance or process is developed directly by Randy during the term of this Agreement, shall be owned one-half by Hart and one-half by such Randy. Hart shall have an exclusive worldwide license to make, use and sell products, substances and processes covered by patents obtained. Hart shall have sole authority to determine when an application for a patent shall be pursued for any product, substance or process. If Hart elects to apply for a patent, all expenses incurred in pursuing any patent shall be borne entirely by Hart. If Hart elects not to apply for a patent, the person who should become vested with an interest in the patent, may pursue a patent application at his sole expense.

         (c) Randy will keep and maintain adequate and current written records of all such Inventions, in the form of notes, sketches, drawings, and reports relating thereto, which records shall be the property of and available to Hart at all times. All such records shall remain on the premises of Hart at all times and shall be deemed to be secret and confidential.


         (d) Randy will, during and after his employment, without charge to Hart, but at his request and expense, assist Hart and its nominees in every proper way to obtain and vest in it or them title to patents on such inventions in all countries by executing all necessary documents, including applications for patents and assignments thereof.

     7.  Covenant Not To Compete:
         -----------------------
After termination of this Agreement Randy will not divert or attempt to divert away business from Hart by influencing or attempting to influence any customers of Hart with whom he may have been dealing; provided, however, that the restrictions contained in this sentence shall apply only for a maximum period of two years and to such capacities, functions, operations and areas as shall be reasonably necessary for the protection of Hart and shall be construed to be thus divisible and enforceable provided that Hart has paid Randy all compensation due under the terms and conditions of this Agreement. If Hart has not paid the compensation defined herein to him for any reason, this covenant not to compete shall be null and void.

     8.  Successors:
         ----------
Hart will require any successor ( whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the

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business or assets of Hart, by agreement in form and substance reasonably satisfactory to Randy, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Hart would be required to perform it if no such succession had taken place. Failure of Hart to obtain agreement prior to the effectiveness of any succession shall be a breach of this Agreement and shall entitle Randy to receive immediate payment in full of all as yet to be paid compensation. It is an additional severance and does not replace any other type of compensation Randy would be entitled to under the terms and conditions of this Agreement.

     9.  Governing Law:
         -------------
This Agreement shall be subject to and governed by the laws of the State of Utah.

     10. Binding Effect:
         --------------
This Agreement shall be binding upon and inure to the benefit of Hart and Randy and their respective heirs, legal representatives, personal representatives, successors, and assigns.

     11. Entire Agreement:
         ----------------
This writing contains the entire agreement concerning the employment arrangements between the parties and shall, as of the date hereof, supersede all other arrangements between the parties. No waiver or modification of this Agreement nor of any of the conditions contained herein shall be valid unless in writing and duly signed by the party to be charged therewith.

     12. Illegal Provisions:
         ------------------
If any provision of this Agreement is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, each provision shall be deemed amended to conform to applicable laws so as to be valid and enforceable or if it cannot be so amended without materially altering the intention of the parties, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

     13. Section Headings:
         ----------------
Section headings contained in this Agreement are included for convenience only and form no part of the agreement between the parties.

     14. Written Consent:
         ---------------
Neither the Agreement nor any right or obligation arising hereunder may be assigned by Randy without the prior written consent of Hart.



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     15. Warranties:
         ----------
All representations, warranties, indemnifications, obligations of confidentiality, rights of confidentiality, proprietary rights and indemnifications shall survive the termination of this Agreement.


Hart Scientific, Inc.                      J. Randall Owen

By:JAMES C. TRIPLETT                       J. RANDALL OWEN
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